UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2013

SCG FINANCIAL ACQUISITION CORP.

 (Exact Name of Registrant as Specified in Charter)

Delaware	000-54339	27-4452594
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

615 N. Wabash Ave. Chicago, IL	60611
(Address of Principal Executive Offices)	(Zip Code)

(312) 784-3960

 (Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[_]

Written communications pursuant to Rule 425 under the Securities Act

[_]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Forward-Looking Statements

In addition to historical information, this Current Report on Form 8-K may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “predict”, “potential” and “should”, as they relate to SCG Financial Acquisition Corp., a Delaware corporation (“SCG”), or Symon (as defined in Item 7.01 of this Current Report) are intended to identify these forward-looking statements. All statements by SCG or Symon regarding possible or assumed future results of its respective business, financial condition, liquidity, results of operations, plans and objectives and similar matters are forward-looking statements.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond SCG’s and Symon’s control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. SCG’s and Symon’s future results may differ materially from those expressed in these forward-looking statements.  These risks, uncertainties and other important factors include, but are not limited to, (i) the statements set forth under the subheading “Risks Related to the Business of Symon” in Item 7.01 of this Current Report on Form 8-K; (ii) the statements set forth under “Risk Factors” that are more fully discussed in the offer to purchase filed with the Securities and Exchange Commission (the “SEC”) in connection with SCG’s  proposed transaction with Reach Media Group Holdings, Inc., a Delaware corporation (“RMG”), and (iii) the following: the risk that governmental and regulatory review of the tender offer documents may delay the proposed transaction with RMG or result in the inability of the proposed transaction with RMG to be consummated by April 12, 2013; costs of the proposed transaction with RMG or of the proposed transaction with Symon Holdings Corporation, a Delaware corporation (“Symon Holdings”), described herein; success in retaining or recruiting, or changes required in, management and other key personnel following the proposed transactions with RMG and/or Symon Holdings; listing or de-listing of the shares of common stock, par value $0.0001 per share, of SCG (the “SCG Common Shares”) from the Nasdaq Capital Market; the potential liquidity and trading of SCG’s securities; RMG’s history of incurring significant net losses and limited operating history; the competitive environment in the advertising market in which RMG operates; the risk that a condition to consummation of the proposed transactions with RMG or Symon Holdings may not be satisfied or waived; the risk that the anticipated benefits of the proposed transactions with RMG or Symon Holdings may not be fully realized or may take longer to realize than expected; the risk that any projections, including earnings, revenues, expenses, margins or any other financial items are not realized; the risk that the businesses of SCG and RMG or Symon Holdings will not be integrated successfully; changing legislation and regulatory environments; business development activities of RMG or Symon Holdings following the consummation of the proposed transactions, including RMG’s and Symon Holdings’s ability to contract with, and retain, customers and airline partners on attractive terms; the effect of actions by the U.S. Federal Reserve and the U.S. Treasury on the liquidity of the capital markets; the general volatility of the market price of the SCG Common Shares; risks and costs associated with regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act); and general economic conditions.

These risks, as well as other risks associated with the proposed transactions, are more fully discussed in the offer to purchase filed with the SEC in connection with the proposed transaction with RMG and in this Current Report on Form 8-K. Additional risks and uncertainties are identified and discussed in SCG’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in release speak only as of the date of this release. None of SCG, RMG, Symon or Symon Holdings undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this Current Report on Form 8-K.

Important Information about the Tender Offer

SCG is in the process of conducting a tender offer (the “Tender Offer”) with respect to the issued and outstanding SCG Common Shares issued as part of the units in SCG’s initial public offering (such SCG Common Shares, the “Public Shares”), as described in a tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) on Schedule TO that SCG has filed with the SEC. Nothing contained herein is an offer to buy or a solicitation of an offer to sell securities.

Item 1.01.     Entry Into a Material Definitive Agreement.

Merger Agreement

General

On March 1, 2013, SCG, SCG Financial Merger III Corp., a Delaware corporation and an indirect wholly-owned subsidiary of SCG (“Merger Sub”), Symon Holdings, and Golden Gate Capital Investment Fund II, L.P., a Delaware limited partnership, solely in its capacity as securityholders’ representative (the “Securityholders’ Representative”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Symon Holdings, following which the separate corporate existence of Merger Sub will cease and Symon Holdings will continue its existence under the laws of the State of Delaware as the surviving corporation (the “Surviving Corporation”) and an indirect wholly-owned subsidiary of SCG (collectively, the “Merger”).

SCG’s obligation to consummate the Merger is conditioned upon, among other things (as described below), SCG’s consummation of its previously-announced proposed business combination (the “RMG Merger”) with RMG, pursuant to the Agreement and Plan of Merger, dated as of January 11, 2013 (as amended from time to time, the “RMG Merger Agreement”), by and among SCG, SCG Financial Merger Corp. II, a Delaware corporation (the “RMG Merger Sub”), RMG, and Shareholder Representative Services LLC in its capacity as the stockholder representative therein.

The Merger Agreement is described below in greater detail.  This description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement which is attached hereto as Exhibit 2.1 and incorporated by reference herein.  You are urged to read the entire Merger Agreement and the other exhibits attached hereto.

Consideration

In connection with the Merger, Symon Holdings’s stockholders will receive an aggregate of $45 million, minus (i) the amount of any indebtedness of Symon Holdings and its subsidiaries as of the date (the “Closing Date”) of the closing of the Merger (the “Closing”), which indebtedness will be repaid in full by SCG on the Closing Date, (ii) the amount, if any, by which the expenses of Symon Holdings and its subsidiaries and securityholders in connection with the transactions contemplated by the Merger Agreement (the “Transaction Expenses”) exceeds $2 million, and (iii) $250,000, which amount will be paid by SCG to the Securityholders’ Representative on the Closing Date to be held in trust as a source of reimbursement for costs and expenses incurred by the Securityholders’ Representative in such capacity (the “Expense Fund”). Pursuant to the Merger Agreement, SCG is required to pay, on the Closing Date, the Transaction Expenses.

Representations and Warranties and Covenants of the Parties

The Merger Agreement contains a number of representations that each of SCG, Merger Sub and Symon Holdings has made to each other, including due organization and good standing, capitalization, authorization, binding agreement and government approvals, among others. The representations and warranties contained in the Merger Agreement were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to SCG’s Stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Further, the representations and warranties are qualified by information in confidential disclosure schedules delivered by the respective parties together with the Merger Agreement. While SCG and Symon Holdings do not believe these schedules contain information for which the securities laws require public disclosure, other than information that has already been so disclosed, the disclosure schedules do contain information that modify, qualify and create exceptions to the representations, warranties and covenants set forth in the Merger Agreement.

In connection with entering into the Merger Agreement, SCG received the Commitment Letter described under “— Financing Commitment Letter” below. Pursuant to the Merger Agreement, SCG agreed to use its reasonable best efforts to maintain in effect, satisfy all material terms of, and consummate the financing contemplated by, the Commitment Letter. SCG further agreed to use its reasonable best efforts to obtain alternative financing from alternative sources, on terms and conditions no less favorable to SCG than those contained in the Commitment Letter, if any portion of the financing contemplated by the Commitment Letter becomes unavailable.

Additionally, the parties have agreed to a variety of customary covenants and agreements, including with respect to confidentiality, cooperation (including with respect to securities matters and obtaining necessary regulatory approvals for the proposed transaction) and similar matters. SCG has also agreed to undertake the Tender Offer in connection with the RMG Merger Agreement, and to comply in all material respects with the applicable requirements of federal securities laws in connection with the Tender Offer and the transactions contemplated by the Merger Agreement. In addition, each of SCG and Symon Holdings has agreed to use their commercially reasonable efforts to promptly take all necessary actions to effect the proposed transaction. Symon Holdings also covenanted to continue to operate its business in the ordinary course prior to the consummation of the proposed transaction, subject to specified exceptions and unless SCG agrees otherwise. Further, Symon Holdings covenanted (i) to obtain, within two business days following the date of the Merger Agreement, a written consent of Symon Holdings’s stockholders sufficient to approve and adopt the Merger Agreement and approve the Merger (the “Written Consent”), and (ii) to deliver, within 30 days following the end of each calendar month following the date of the Merger Agreement until the consummation of the proposed transaction, monthly consolidated financial statements, among other covenants.

Indemnification

The Merger Agreement provides for indemnification of SCG and the Surviving Corporation and their respective officers, directors, employees, shareholders, agents, and representatives from and against any out-of-pocket liabilities, losses, taxes, fines, penalties, damages, costs and expenses (collectively, “Damages”) suffered as a result of: (i) the breach of any representation or warranty made by Symon Holdings in the Merger Agreement with respect to certain fundamental matters, including Symon Holdings’s due organization and authority to consummate the Merger, Symon Holdings’s capitalization, and non-disclosed brokerage or similar fees payable by Symon Holdings in connection with the Merger; (ii) the breach of any covenant or agreement made by Symon Holdings or any of its subsidiaries in the Merger Agreement that is to be satisfied prior to the Closing; (iii) any Transaction Expenses that arise or are payable following the determination of the consideration payable by SCG at the Closing and which, when added to any Transaction Expenses paid by SCG at the Closing, exceed $2 million; and (iv) any amount payable in respect of any Symon Holdings dissenting shares in excess of the merger consideration payable to the holders of such shares pursuant to the terms of the Merger Agreement.

The Merger Agreement also provides for indemnification of the Securityholders’ Representative, Symon Holdings’s shareholders, their respective affiliates, and each of their officers, directors, employees, shareholders, agents and representatives from and against any Damages suffered as a result of: (i) the breach of any representation or warranty made by SCG or Merger Sub in the Merger Agreement; (ii) the breach of any covenant or agreement made by SCG or Merger Sub in the Merger Agreement, or of any covenant or agreement by Symon Holdings or any of its subsidiaries in the Merger Agreement that is to be performed following the Closing; or (iii) SCG’s ownership of Symon Holdings or the conduct of Symon Holdings’s business from and after the Closing Date.

Conditions to Closing the Merger

The obligations of SCG and Merger Sub to consummate the Merger are subject to the following closing conditions, any of which may be waived by SCG and Merger Sub: (i) Symon Holdings’s representations and warranties are true and correct in all respects (unless it would not result in a material adverse effect on the assets, liabilities, financial condition or operating results of Symon Holdings and its subsidiaries), (ii) the material compliance by Symon Holdings with its covenants and agreements in the Merger Agreement, (iii) receipt of a certificate from Symon Holdings’s principal executive officer or principal financial officer certifying the foregoing, (iv) there are no injunctions or restraints, nor are the any proceedings or actions taken, or any law enacted after the date of the Merger Agreement, preventing the consummation of the Merger, (v) Symon Holdings obtaining and delivering the Written Consent; (vi) there having not occurred a material adverse effect on the assets, liabilities, financial condition or operating results of Symon Holdings and its subsidiaries since, (vii) not more than 5% of the total shares of Symon Holdings’s capital stock constitute dissenting shares, (viii) delivery of a certificate of non-foreign status regarding Symon Holdings, (ix) delivery of payoff letters evidencing that all of Symon Holdings’s indebtedness will have been paid in full at Closing, (x) delivery of evidence of termination of certain agreements to which Symon Holdings and its affiliates are a party, (xi) delivery of audited financial statements of Symon Holdings and its subsidiaries for the fiscal years ended January 31, 2012 and 2011, and (xii) SCG having consummated the RMG Merger.

The obligations of Symon Holdings to consummate the Merger are subject to the following closing conditions, any of which may be waived by the Securityholders’ Representative: (i) SCG and Merger Sub’s representations and warranties are true and correct in all respects (unless they would not result in a material adverse effect on the ability of SCG and Merger Sub to consummate the Merger), (ii) the material compliance by SCG and Merger Sub with their respective covenants and agreements in the Merger Agreement, (iii) receipt of a certificate on behalf of SCG and Merger Sub by the principal executive office or principal financial officer of SCG and Merger Sub certifying the foregoing, (iv) no law or order having been enacted or entered into after the date of the Merger Agreement that would prevent the consummation of the Merger, (v) SCG’s delivery of the merger consideration to be paid to Symon Holdings’s securityholders at the Closing, (vi) SCG having paid Symon Holdings’s outstanding indebtedness, the Transaction Expenses and the Expense Fund.

Termination

The Merger Agreement may be terminated at any time prior to the Closing, as follows:

(i)	by the mutual written consent of SCG, Merger Sub and the Securityholders’ Representative;

(ii)

by SCG and Merger Sub if there has been a material misrepresentation or material breach of warranty or covenant by Symon Holdings, which misrepresentation or breach causes SCG and Merger Sub’s corresponding closing conditions not to be satisfied and is not cured within 30 days following delivery of written notice of such misrepresentation or breach (or by April 30, 2013, if earlier);

(iii)

by the Securityholders’ Representative if there has been a material misrepresentation or material breach of warranty or covenant by SCG or Merger Sub, which misrepresentation or breach causes Symon Holdings’s corresponding closing conditions not to be satisfied and is not cured within 30 days following delivery of written notice of such misrepresentation or breach (or by April 30, 2013, if earlier);

(iv)

by either SCG or the Securityholders’ Representative if the Merger shall not have been consummated by April 30, 2013; provided that such right to terminate shall not be available to any party whose breach of the Merger Agreement has prevented the consummation of the Merger on or before such date; or

(v)	by SCG and Merger Sub if the Written Consent has not been obtained within two business days following the date of the Merger Agreement.

In the event of termination of the Merger Agreement, there shall be no liability or obligation on the part of any of the parties to the Merger Agreement, except for intentional or willful breaches of the Merger Agreement prior to the time of termination, and except that certain specified provisions of the Merger Agreement shall remain in effect, including those relating to confidentiality and expenses.

SGC and Merger Sub may assign and delegate all of their rights and obligations under the Merger Agreement to any entity affiliated with or controlled by Donald R. Wilson so long as (i) such assignment and delegation does not relieve SCG or Merger Sub from their respective obligations under the Merger Agreement, (ii) the lender(s) under the Commitment Letters shall have simultaneously irrevocably assigned the Commitment Letter to such entity affiliated with or controlled by Donald R. Wilson, and (iii) upon any such assignment, Symon Holdings, the Securityholders’ Representative and their respective affiliates, counsel, agents and other representatives shall have no further obligation to assist such entity affiliated with or controlled by Donald R. Wilson in the making of any required filings with the SEC.

Financing Commitment Letter

On March 1, 2013, SCG entered into a financing commitment letter (the “Commitment Letter”) with the Donald R. Wilson, Jr. 2002 Trust (the “Trust”), whereby the Trust has agreed to provide a standby credit facility up to the aggregate amount of (i) SCG’s obligations under the Merger Agreement and (ii) all out-of-pocket fees, expenses and other amounts payable by SCG under or in connection with the Merger Agreement. The proceeds of the credit facility will be used solely to finance the acquisition of all the issued and outstanding common stock of Symon Holdings. The fixed rate of interest for the first twelve months is 15% per annum, 5% of which will be payment-in-kind and added each month to the principal balance.

The foregoing description of the Commitment Letter is qualified in its entirety by reference to the full text of the Commitment Letter which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

The information contained in this Item 7.01 is furnished to provide SCG’s stockholders with information regarding the business of Symon Holdings’s subsidiary, Symon Communications, Inc. (together with its subsiduaries, “Symon”), which business SCG will succeed to if the Merger is consummated. The information contained in this Item 7.01, together with the information contained in Exhibits 99.2 and 99.3 attached hereto, is furnished pursuant to Item 7.01 and shall not be deemed “filed” for any other purpose, including for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section.  The information in this Item 7.01 of this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing or document.

Business of Symon

Overview

Symon is a global provider of full-service digital signage solutions and enterprise-class media applications. Symon’s installations power more than one million digital signs and end-points and deliver real-time intelligent visual content that enhance the ways in which organizations communicate with employees and customers. Through its suite of products, including proprietary software, software-embedded hardware, maintenance and support services, content and creative services, installation services and third-party displays, Symon offers its clients complete one-stop digital signage solutions. Symon serves the key cross-industry markets of contact center, employee communication, and supply chain. In addition, Symon also serves the hospitality and gaming markets.  Overall, Symon has a large concentration of customers in the financial services, telecommunications, manufacturing, healthcare, pharmaceuticals, utilities, transportation industries, and in federal, state and local governments.

Symon differentiates itself from its competitors by providing comprehensive end-to-end solutions that integrate seamlessly with its customers’ IT infrastructures and data and security environments. As a result, Symon believes its solutions are relied upon by over 70% of the North American Fortune 100 companies and thousands of overall customers in locations worldwide. Symon believes that it is one of the largest integrated digital signage full-solution providers globally.

Symon is a Delaware corporation that was founded in 1980. Symon has recognized a profit from operations every year since its founding. Symon is led by an experienced management team with a proven track record of building and successfully running enterprise-focused technology businesses, many of whom have held senior leadership positions with some of the largest companies in the industry.

Competitive Strengths

Symon believes that the following factors differentiate it from its competitors and position it to continue to grow its digital signage solutions business.

Complete and customizable end-to-end solutions.  Symon crafts end-to-end visual communication solutions for its customers. To accomplish this, Symon approaches the market with a full complement of integrated ready-to-use technologies, including its proprietary software and software-embedded appliances, Symon-designed LED display boards, and a wide variety of third-party flat screen displays, kiosks, and video walls.  Symon provides a wide range of professional services to its customers, including installation and training, software and hardware maintenance and support, and creative content.  With installation personnel on three continents, Symon is typically the prime source for technical resources for implementations that feature Symon’s proprietary software and software-embedded appliances. Symon maintains strong customer support groups in the United States and internationally offering around-the-clock client support.  In addition, Symon has a full-time global team of creative artists, graphic designers, and editors who develop both original and subscription content as required by customers.

Symon’s technology solution is scalable, extensible and security certified to meet enterprise requirements.  One key to Symon’s market leadership is its robust software suite that offers scalability for essentially any client application. This includes installations ranging from only one display to many hundreds or even thousands of end-points. The Symon Enterprise Software suite incorporates leading network security features and has the flexibility to handle millions of data points and gigabytes of managed content. Symon’s Digital Appliances, its InView desktop application, and its InView Mobile-Data applications for smart phones and tablets meet the requirements of many of the largest financial services and telecommunications companies in the United States. Symon’s data-integration components ensure that any external source can be leveraged in a solution, including databases, telephony, POS, RSS, web content, and many more.

Symon’s products can be easily adapted to satisfy a wide array of customer applications.  Symon believes its products add significant value for all types of enterprise business needs, such as real-time reporting and alerting for contact centers, supply chain warehousing, and manufacturing. Other enterprise uses include company news and information for employee or corporate communications. Symon’s products are also commonly used in public-facing environments, such as hotels, convention centers, hospitals, universities, casinos, retail operations, and government facilities.

Customized customer content has been key to Symon’s success.  Symon’s content development team works closely with customers to design a content strategy that fits their goals while bringing a clear understanding of best content practices for flat panel displays, interactive touchscreens, desktops, and mobile devices. Delivering new and engaging content to screens is one of the greatest challenges in the digital signage industry. For example, the Symon North American Newsroom delivers current business news, weather, stock quotes and edited content to keep customers’ audiences engaged throughout the day, every day. Symon’s OnTarget subscription-based content service provides 20 customizable topical categories and more than 150-170 customized and edited stories daily. Symon also offers custom content programs for customers who wish to outsource the creation of their own content.

Symon is used by some of the largest organizations in the world.  Some of the largest and most demanding organizations, including over 70% of the North American Fortune 100 companies and a large percentage of the Fortune 500 companies, count on Symon’s solutions every day to inform, educate and motivate their employees and customers and to build their brands. Symon’s solutions seamlessly interface with these organizations’ complex IT infrastructure in a secure manner, often as one of the few solution providers authorized “behind the firewall.”

Symon serves customers through a global footprint.  Symon has offices and personnel located in North America, Europe, the Middle East and Asia. Symon services thousands of customers worldwide and estimates that millions of people globally view its content each day at its customers’ installations. Symon’s global presence enables it to satisfy the worldwide requirements of its multi-national customers and to pursue market opportunities in high-growth geographies outside of North America. To facilitate its global footprint, Symon has well-established relationships with leading business partners and resellers around the world.

Growth Strategy

Symon’s growth strategy is to leverage and continue to build upon the advantages developed by Symon for more than 30 years.

Expanding the Customer Base.  Symon has identified and is currently pursuing numerous paths to expand its existing base of business, including:

•

Growing its presence in segments that have shown a high propensity to deploy visual communications like Employee Transformation, Higher Education, Health Care and customer facing Retail applications.

•

Building upon current successes in emerging geographic markets, such as the Middle East and India and expanding further into Southeast Asia to address the large and fast growing call center marketplace in the region.  Symon also believes there are rapid growth opportunities in both Latin and South America for its core offerings particularly in Mexico and Brazil, where known opportunities exist through resellers seeking partnerships with global solutions providers like Symon.

•

Expanding the portfolio of offerings related to interactive kiosks to include new software capabilities to link closely with social media and mobile devices.

•

Evolving and expanding its content management platform into a cloud-based offering as an additional option for current and potential new clients.

•

Continuing development of InView Mobile applications for use by contact center and supply chain managers, giving them the ability to view data driven, real-time operational alerts on their iOS or Android devices.

Pursuing Targeted Acquisitions.  Symon continually evaluates companies with products and services that can help it expand its presence in its current markets and penetrate new industry segments and believes that the relatively fragmented nature of the traditional digital signage industry offers a significant number of such acquisition opportunities. These acquisition targets include:

•

Companies that utilize a premises-based solutions model and have a presence in industries that Symon currently serves and has targeted for growth. Symon seeks out companies that have an established customer base and revenue stream, a complementary technology platform, and a set of deep industry competencies that Symon does not currently possess.

•

Companies that utilize a hosted solutions model that targets industry segments with a higher propensity to utilize hosted visual solutions over premises-based solutions. These segments do not have an onsite IT staff, do not have skilled on-site content managers, are price sensitive, and prefer a subscription-based offering.

In combination with access to the public capital markets, Symon believes that it is well positioned to pursue such an acquisition strategy.

Products

Symon deploys digital signage solutions in highly efficient global networks with both the features and functions required for rich media solutions.  Symon’s proprietary software-based platform seamlessly integrates within its customers’ existing IT networks. Symon provides both a premises-based content management system for fixed in-building installations and a hosted system for content subscription services and mobility solutions. Symon incorporates state-of-the-art functionality and capabilities by working closely with leading global technology partners.  These relationships result in access to proprietary interfaces, and testing and lab environments.

Symon Enterprise Software (“SES”) is a robust software engine used to collect content from various sources, re-purpose the content according to pre-defined business rule, and distribute the re-purposed content to visual solution end-points. Data Collector interfaces link SES with customers’ enterprise operations systems.  Symon has built and maintains standard and vendor proprietary data collectors for all major enterprise operations systems and believes that these data collectors give Symon a distinct advantage by being able to deliver solutions that are operational more quickly, less expensively and with higher quality than the competition.

Symon Media Players (“SMP”) are software-embedded appliances that function as the intelligent interface between Symon’s SES content engine and the visual display end-points. SMPs “pull” content and content rules and parameters from SES and then display the content on the screens according to established rules and parameters.

Symon Design Studio (“SDS”) and Symon Design Studio Lite (“SDSL”) are two offerings that are either a full-function application installed on the client’s PC (SDS) or web-based  (SDSL) software suites used to design the look, feel, function and timing of how content will appear and be used on end-point displays. The software features a set of pre-designed templates that can be combined with external content feeds that are provided by Symon or other external content providers.

InView Mobile-Data (Mobility Solutions) is a real-time on-demand technology that seamlessly integrates with the SES real-time data. InView Mobile-Data enables managers to use their iOS and Android mobile devices to access real-time dashboards containing key performance indicators and data alerts them to any issues that can affect customer service, operations, and product quality, thereby allowing them to quickly respond with appropriate actions to meet established company goals.

Subscription Content Services provides “business-appropriate” news and current information, created by Symon editors. In addition, weather, stock information, airport flight data, and 101 ticker feeds allow clients to customize the desired output in almost any manner they require. This service is hosted by Symon, and it complements customers’ messaging by keeping their audience engaged with fresh news and information throughout the day.

Symon Electronic Displays (“SED”) include a line of displays designed by Symon, such as SmartScreens, door displays, and LED wallboards that are architected to work seamlessly with Symon’s content management software. Symon also offers a large portfolio of third-party displays from some of the most recognizable brands in screen and electronic display technology.

Global Sales Model

Symon sells its products and services through its worldwide professional sales force, as well as through a select group of resellers and local partners. In North America, approximately 90% or more of sales are generated solely by the company’s sales team, with 10% or less through resellers in 2012. In the United Kingdom, Western Europe, the Middle East and India, the situation is reversed, with around 85% of sales coming from the reseller channel. Overall, approximately 67% of Symon's global revenues are derived from direct sales, with the remaining 33% generated through indirect partner channels.

The company’s global sales team includes six sales leaders and 36 sales representatives, as well as five subject matter experts (one each for large accounts, alliances and channels, supply chain, employee communications, and retail opportunities) to assist the global team. Symon’s sales team members each have at least five years of specific experience in selling complex enterprise technology solutions. The sales team is supported in the pre-sales process by a team of highly skilled sales engineers, who help to present Symon solutions that meet each customer’s specific needs. In general, the sales compensation structure for the sales staff is approximately half base salary and half commissions. The amount of payment of commissions is dependent on representatives reaching their monthly and annual sales objectives. In addition, commissions are modified by the overall profitability of the mix of contracts representatives receive. Symon’s resellers globally are supported by one or more of its sales team members to assist them with proposing unique solutions for their clients and prospects.

Customers

Customers around the world purchase Symon’s software, hardware and services primarily under Symon’s standard agreements; for larger customers, a master services agreement is individually negotiated when necessary. Upon approval of the customer’s or reseller’s credit, customers purchase a mix of licensed software, hardware, installation services, training services, maintenance services and/or content services. Maintenance and content services are sold on an annualized basis, creating an annuity income and a close business relationship for Symon. It is common that a down payment is required from hospitality customers and occasionally from other customers as needed. Symon’s resellers purchase products and services from Symon to resell to their clients. In general, Symon assists resellers with installation, training services, and on-going support in partnership with its resellers.

During the calendar year 2012, Symon's largest end user clients included Abbott Labs, Allstate, American Express, AT&T, Carlson Wagonlit, Computer Sciences Corporation, Department of Veterans Affairs, Federal Reserve Banks, Hilton Properties, JPMorgan Chase, Kaiser Permanente, King Saud University, Marriott Properties, Mosaic Company, Prudential Insurance, Qatar University, Roche AG, State Farm Insurance, Thomson Reuters, United Utilities, and Verizon Wireless. Among Symon’s largest reseller business partners around the world last year were Alpha Data, Altetia, Baud Telecom, BT, Cable & Wireless, Carousel, Dynamic Systems, Inc., iBAHN, NACR, Techno Q, Verizon Business, and many others.

The digital signage display market has experienced rapid growth in recent years and is expected to continue this strong growth over the next several years.  There are two different ways in which analysts segment the digital signage market. Specific to Symon, the digital signage industry is segmented by business models: ad-based and non-ad-based. Symon is poised to continue to effectively compete and grow in the traditional or non-ad based markets.

The second segmentation is by digital signage platform. PQ Media, LLC (“PQ Media”) divides the ad-supported digital out-of-home media industry into digital billboards (“DBBs”) and digital place-based ad networks (“DPNs”). DBBs include only advertising content that changes within set time limits, such as roadside billboards that switch ad messages every minute. Meanwhile, DPNs include advertising as well as entertainment and/or information content, such as television program and/or news feed from a specific TV network. Although Symon will concentrate on non-ad based DPNs, to put the industry growth into perspective, PQ Media estimates a 19.2 percent compound annual growth rate from 2011 to 2016 for Global Digital Place-based Networks. Annual industry revenues forecast growth from $5.9 billion in 2012 to $6.9 billion in 2013 and $12.3 billion for 2016 according to PQ Media’s Global Digital Out-of-Home Media Forecast 2012-2016, 5th Edition, 2012. PQ Media states that DPN growth is being driven by a number of factors, including consumers spending more time consuming media outside the home, DPNs are close to the point of purchase, the media buying process and the corresponding audience metrics are continually improving, and DPNs are resistant to the ad-skipping technology that is impacts the television market.

In the traditional non-ad-supported model where Symon concentrates, the venue owner purchases the visual communications system to address a specific need, such as informing, persuading and/or entertaining their customers or employees. The venue owner then takes fiscal and operational responsibility for the system and the content shown thereon. The traditional model is typically used by, among others, large corporations, hotels, casinos, universities, hospitals, banks, and governments. Many large enterprises use visual technologies to optimize operational performance and personnel productivity.  The vendor is paid for the design and deployment of the system and may also provide outsourced services for parts of the system’s operation on an ongoing basis. There are several market drivers that are dramatically impacting the traditional digital signage industry and driving increased utilization of digital signage solutions:

Demand for real-time information. Because of increased technology enablement, both organizations and individual consumers expect information to be more available and timely. Digital signage solutions are increasingly providing organizations with multiple ways of distributing content and data instantly and can provide a richer experience if the operator’s screens include interactive touch-screen functionality.

Social/Localized/Mobile or “SoLoMo.” Social media, the need for localized information, and the proliferation and capabilities of mobile smart phones and tablets are increasingly driving social and professional interactions and present an expanded opportunity for growth in the digital signage industry. Digital signage has the ability to leverage social media feeds and present them in an eye-catching manner, delivering a sense of immediacy and engaging viewers on a timely, highly focused basis through constantly refreshed content. When coupled with mobile and proximity technology, digital signage can deliver content to a relevant and specific location at moments of maximum influence and in a timely and personalized experience. While SoLoMo offers great opportunities, PQ Media estimates that only 25% of ad-supported and non-ad-supported screens have mobile functionality, although that share is expected to grow at double digit rates annually for the next few years as more cost-efficient mobile solutions are introduced to the digital signage industry and smartphone penetration increases.

Big Data. Big Data is the collection and re-purposing of disparate data sources from enterprise systems and the cloud, enabling new, emerging capabilities around trend spotting, real-time decision making, performance management, sentiment analysis and customer service. Organizations around the world are making significant investments in Big Data to identify business, marketing, sales and service opportunities that will differentiate them competitively. Deploying digital signage projects using Big Data offers organizations to drive greater content relevance for its constituents.

Symon believes that the solutions it provides are strongly positioned to capitalize on these growing trends, and that it is at the forefront of providing the necessary solutions to the non-ad-supported digital signage industry.

Competition

Holding a strong, competitive position in the market for digital signage requires maintaining a diverse product portfolio that addresses a wide variety of customer needs.  Symon believes it has been a leading global provider of products and services to the contact center and employee communications markets for more than 30 years. Symon’s customers include many of the largest organizations in the world and, as a result, Symon’s brand is well established in these markets. Symon has also developed a strong customer base in the supply chain, hospitality, gaming, higher education, and retail markets, both in North America and internationally.

The worldwide digital signage market is vast and diverse.  In addition to the product and service portfolio, Symon competes based upon commercial availability, price, visual performance, brand reputation, power usage and customer service.  Customer requirements vary as to products and services, and as to the size and geographic location of the solutions. Symon competes with a broad range of companies, including local, national and international organizations. In addition, competitors’ offerings differ widely. Some competitors offer a range of products and services; others offer only a single part of the overall digital signage solution.

Symon’s competitive strategy is built around its ability to provide end-to-end solutions; extensive software and hardware options; a consultative sales approach that delivers the optimum customer solution; a highly qualified staff of installation and integration professionals; seamless integration with customers’ IT infrastructure, data, and security environments; custom screen and content design; and post-sale customer service and global technical support. Symon believes that its relative size and competitive strategy gives it an advantage in the markets it serves.

Though Symon’s direct competitors are numerous and diverse.  Symon views its principal competitors as Scala, Stratacache, Four Winds Interactive, Inova, Janus Displays, Cisco, Visix, X2O Media, ComQi, John Ryan & Associates, Broadsign International, Nanonation, Reflect Systems, and Navori, S.A.

Employees

As of January 31, 2013, Symon had 180 global employees with 139 in Symon’s North American operations, including 42 in sales, 19 in research and development, 23 in professional services, 12 in technical support/help desk, nine in content services, seven in assembly, and 27 in general and administration. Internationally, 41 employees support Symon’s global operations, including nine in sales, 12 in professional services, five in technical support/help desk, four in content services, and 11 in general and administration. Symon’s U.S. employees are not covered by any collective bargaining units and Symon has never experienced a work stoppage in the U.S. Symon’s international employees are also not covered by any  national union contracts.

Intellectual Property and Trademarks

Symon relies on a combination of patent, trademark, copyright, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect its proprietary rights. These laws, procedures and restrictions provide only limited protection and any of its intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States and, therefore, in certain jurisdictions, Symon may be unable to protect its proprietary technology. Symon generally requires employees, consultants, customers, suppliers and partners to execute confidentiality agreements with it that restrict the disclosure of its intellectual property. Symon also generally requires its employees and consultants to execute invention assignment agreements with it that protect its intellectual property rights. Despite these precautions, third parties may obtain and use without Symon’s consent intellectual property that it owns or licenses. Any unauthorized use of its intellectual property by third parties, and the expenses incurred in protecting its intellectual property rights, may adversely affect its business.

As of January 31, 2013, Symon had three issued patents in the United States. Symon cannot ensure that any of its issued patents will adequately protect its intellectual property. In addition, third parties could claim invalidity or co-inventorship, or make similar claims with respect to any of its currently issued patents. Any such claims, whether or not successful, could be extremely costly to defend; divert management’s time, attention, and resources; damage its reputation and brand; and substantially harm its business.

Symon expects that it and others in its industry may be subject to third-party infringement claims as the number of competitors grows and the functionality of products and services overlaps. Symon’s competitors could make a claim of infringement against it with respect to its products and underlying technology. Third parties may currently have, or may eventually be issued, patents upon which Symon’s current solution or future technology infringe. Any of these third parties might make a claim of infringement against Symon at any time.

Government Regulation

Symon is subject to varied federal, state and local government regulation in the jurisdictions in which it conducts business, including tax laws and regulations relating to its relationships with its employees, public health and safety, zoning, and fire codes. Symon operates each of its offices, and distribution and assembly facilities in accordance with standards and procedures designed to comply with applicable laws, codes and regulations.

Symon imports and exports products into and from the United States. These activities are subject to laws and regulations, including those issued and/or enforced by U.S. Customs and Border Protection. Symon works closely with its suppliers to ensure compliance with the applicable laws and regulations in these areas.

Properties

Symon’s corporate headquarters is located in Plano, Texas.  There are secondary offices in St. Peters, Missouri, supporting the hospitality market; in Pittsford, New York, where its inside sales group is located; and in Las Vegas, Nevada, supporting the casino gaming industry.

Symon’s international operations are based in its office located in Hemel Hempstead, England, A sub-office serving the Middle East is located in Dubai, United Arab Emirates. There are also three employees located in India who support local resellers and customers.

Legal Proceedings

From time to time, Symon has been and may become involved in legal proceedings arising in the ordinary course of its business. Although the results of litigation and claims cannot be predicted with certainty, Symon is not presently involved in any legal proceeding in which the outcome, if determined adversely to Symon, would be expected to have a material adverse effect on its business, operating results, or financial condition. Regardless of the outcome, litigation can have an adverse impact on Symon because of defense and settlement costs, diversion of management resources, and other factors.

Risks Related to the Business of Symon

Symon’s business and operations are subject to the following risks and uncertainties:

Symon’s operations are subject to the strength or weakness of its customers’ businesses, and Symon may not be able to mitigate that risk.

A large percentage of Symon’s business is attributable to customers in the financial services, telecommunications and hospitality industries.  During periods of economic slowdown or during periods of weak business results, Symon’s customers often reduce their capital expenditures and defer or cancel pending projects or facilities upgrades. Such developments occur even among customers that are not experiencing financial difficulties.

For example, in 2008, a very large U.S.- based mortgage company, which was at the time one of Symon’s largest customers, did not buy any of Symon’s products as a result of the economic downturn.  Similar slowdowns could affect Symon’s customers in the hospitality industry in the wake of terrorist attacks, economic downturns or material changes in corporate travel habits.

Continued weakness in the industries Symon serves has had, and may in the future have, an adverse effect on sales of Symon’s products and Symon’s results of operations. A long term continued or heightened  economic downturn in one or more of the key industries that Symon serves, or in the worldwide economy, could cause actual results of operations to differ materially from historical and expected results.

A higher percentage  of Symon’s sales and profitability occur in the third and fourth quarters.

Symon sells more of its products in the third and fourth quarters because of traditional technology buying patterns of its customers. Corporate year end budgets, government buying and regional economics will affect the amount of Symon’s products and services that will fit into customers’ budgets late in the year.  Any unanticipated decrease in demand for Symon’s products during the third and fourth quarters could have an adverse effect on Symon’s annual sales and profitability.

The markets for digital signage are competitive and Symon may be unable to compete successfully.

The market for digital signage is very competitive and Symon must compete with other established digital signage providers. Symon also competes with established, larger electronics companies, for whom digital signage is one of many markets served. Symon expects existing competitors and new entrants to the digital signage business to constantly revise and improve their business models in light of challenges from Symon or other companies in the industry. If Symon cannot respond effectively to advances by its competitors, its business may be adversely affected.

Increased competition may result in new hardware or software developments that fundamentally change the digital signage industry, price reductions, reduced margins or loss of market share. Symon may be unable to compete successfully against current or future competitors, some of whom may have significantly greater financial, technical, manufacturing, marketing, sales and other resources than Symon does.

The recent and ongoing global economic uncertainty may adversely impact Symon’s business, operating results or financial condition.

As widely reported, financial markets in the U.S., Europe and Asia have experienced extreme disruption since late 2008, and while there has been improvement in recent years, the worldwide economy remains fragile as uncertainty remains regarding when the economy will improve to historical growth levels. Any return to the conditions that existed during the recent recession or other unfavorable changes in economic conditions, including declining consumer confidence, concerns about inflation or deflation, the threat of another recession, increases in the rates of default and bankruptcy and extreme volatility in the credit and equity markets, may lead to decreased demand or delay in payments by Symon’s customers or to slowing of their payments to Symon, and Symon’s results of operations and financial condition could be adversely affected by these actions. These challenging economic conditions also may result in:

•

increased competition for fewer digital signage dollars;

•

pricing pressure that may adversely affect revenue and gross margin;

•

reduced credit availability and/or access to capital markets;

•

difficulty forecasting, budgeting and planning due to limited visibility into the spending plans of current or prospective customers; or

•

customer financial difficulty and increased risk of doubtful accounts receivable.

The growth of Symon’s business is dependent in part on successfully implementing its international expansion strategy.

Symon’s growth strategy includes expanding its geographic coverage to include the Asia-Pacific region and Latin America.  Symon has limited experience in these regions, and it may encounter difficulties due to different technology standards, legal considerations, language barriers, distance and cultural differences. Symon may not be able to manage operations in these regions effectively and efficiently or compete effectively in these new markets. If Symon does not generate sufficient revenues from these regions to offset the expense of expansion into these regions, or if Symon does not effectively manage accounts receivable, foreign currency exchange rate fluctuations and taxes, its business and its ability to increase revenues and enhance its operating results could suffer.

If Symon fails to manage its growth effectively, it may not be able to take advantage of market opportunities, execute on expansion strategies or meet the demands of advertisers.

Symon has expanded, and continues to expand its operation into new markets, including employee communications, colleges and universities, retail stores and hospitality.  The growth in Symon’s business and operations has required, and will continue to require, significant attention from management and place a strain on operational systems and resources. To accommodate this growth, Symon will need to upgrade, improve or implement a variety of operational and financial systems, procedures and controls, including the improvement of accounting and other internal management systems, all of which require substantial management efforts.

Symon will also need to continue to expand, train, manage and motivate its workforce, manage its relationships with its customers, and add sales and marketing offices and personnel to service these relationships. All of these endeavors will require substantial managerial efforts and skill, and incur additional expenditures. Symon may not be able to manage its growth effectively, and as a result may not be able to take advantage of market opportunities, execute on expansion strategies or meet the demands of its customers.

Symon may make acquisitions or investments in technologies, products, media networks and businesses, and may not realize the anticipated benefits of these acquisitions or investments.

Symon has grown its business in part through acquisitions. For example, AFS Message-Link and Dacon, Ltd. are companies that Symon successfully purchased in 2006 and 2008, respectively. AFS Message-Link allowed Symon to enter the hospitality digital markets as a key industry participant, and Symon’s acquisition of Dacon, a company based in the United Kingdom, greatly expanded Symon’s contact center market presence and its base of large resellers.  As part of its business strategy, Symon may make future acquisitions of, or investments in, technologies, products and businesses that it believes could complement or expand its business, enhance its technical capabilities or offer growth opportunities. Symon may be unable to identify suitable acquisition candidates in the future or make these acquisitions on a commercially reasonable basis, or at all. In addition, Symon may spend significant management time and resources in analyzing and negotiating acquisitions or investments that do not come to fruition. These resources could otherwise be spent on Symon’s own customer development, marketing and customer sales efforts and research and development.

Any future acquisitions and investments would have several risks, including:

•

failure to transition key customer relationships and sustain or grow sales levels, particularly in the short-term;

•

loss of key employees related to acquisitions;

•

inability to successfully integrate acquired technologies or operations;

•

failure to realize anticipated synergies in sales, marketing and distribution;

•

diversion of management’s attention;

•

adverse effects on Symon’s existing business relationships with its customers;

•

potentially dilutive issuances of equity securities or the incurrence of debt or contingent liabilities;

•

expenses related to amortization of intangible assets and potential write-offs of acquired assets; and

•

the inability to recover the costs of acquisitions.

If Symon is unable to integrate acquired companies, operations or assets successfully or to create new or enhanced services, it might not achieve the anticipated benefits from its acquisitions. The integration of acquired entities into Symon’s operations has required, and will continue to require, significant attention from management. Future acquisitions will also likely present similar challenges. If Symon fails to achieve the anticipated benefits from acquisitions, such as new customer relationships or technology deployments, it might incur increased expenses and experience a shortfall in anticipated revenues and might not obtain a satisfactory return on its investment.

Implementation and integration of new products, such as expanding Symon’s software, media player and services product portfolio could harm Symon’s results of operations.

A key component of Symon’s growth strategy is to develop and market new products, such as InView Mobile, LobbyView and OnTarget Premier content services. Symon may be unable to produce new products and services that meet customers’ needs or specifications. If Symon fails to meet specific product specifications requested by a customer, the customer may have the right to seek an alternate source of digital signage or to terminate the agreement. A failure to successfully meet the specifications of our potential customers could decrease demand or otherwise significantly hinder market adoption of Symon’s products and may have a material adverse effect on Symon’s business, financial condition or results of operations.

The process of introducing a new product to the market is extremely complex, time consuming and expensive, and will become more complex as new platforms and technologies emerge. In the event Symon is not successful in developing a wide range of offerings, such as those noted above, or does not gain wide acceptance in the marketplace, Symon may not recoup its investment costs, and its business, financial condition and results of operations may be materially adversely affected. Symon’s wide variety of mobile offerings working in a tight relationship with its core products may cause Symon to experience unanticipated delays in completing the development and introduction of future mobility products. For example, Symon may be unable to develop and introduce InView Mobile feature enhancements in time to capture market opportunities, satisfy the requirements and specifications of its customers or achieve significant or sustainable acceptance in the marketplaces targeted.

Shortages of components or a loss of, or problems with, a supplier could result in a disruption in the installation or operation of the Symon media player offering.

From time to time, Symon has experienced delays in manufacturing its media player offering for several reasons, including component delivery delays, component shortages and component quality deficiencies. Component shortages, delays in the delivery of components, and supplier product quality deficiencies may occur in the future. These delays or problems have in the past and could in the future result in delivery delays, reduced revenues, strained relations with customers and loss of business. Also, in an effort to avoid actual or perceived component shortages, Symon may purchase more components than it may otherwise require. Excess component inventory resulting from over-purchases, obsolescence, installation cancellations or a decline in the demand for the Symon’s media player offering could result in equipment impairment, which in the past has had and in the future would have a negative effect on Symon’s financial results.

Symon obtains several of the components used in the Symon media player from limited sources. Symon rarely has guaranteed supply arrangements with its suppliers, and cannot be sure that suppliers will be able to meet its current or future component requirements. If component manufacturers do not allocate a sufficient supply of components to meet Symon’s needs or if current suppliers do not provide components of adequate quality or compatibility, Symon may have to obtain these components at a higher cost from distributors or on the spot market. If Symon is forced to use alternative suppliers of components, it may have to alter its manufacturing process to accommodate these components. Modification of Symon’s manufacturing process to use alternative components could cause significant delays and reduce its ability to generate revenues.

Symon relies significantly on information systems and any failure, inadequacy, interruption or security failure of those systems could harm its ability to effectively operate its business, harm its net sales, increase its expenses and harm its reputation.

Symon’s ability to effectively serve its customers on a timely basis, depends significantly on its information systems. To manage the growth of Symon’s operations, Symon will need to continue to improve and expand its operational and financial systems, internal controls and business processes; in doing so, Symon could encounter implementation issues and incur substantial additional expenses. The failure of Symon’s information systems to operate effectively, problems with transitioning to upgraded or replacement systems or a breach in security of these systems could adversely impact financial accounting and reporting, efficiency of Symon’s operations and Symon’s ability to properly forecast earnings and cash requirements. Symon could be required to make significant additional expenditures to remediate any such failure, problem or breach. Such events may have a material adverse effect on Symon.

Symon’s current or future internet-based operations may be affected by its reliance on third-party hardware and software providers, technology changes, risks related to the failure of computer systems that operate its internet business, telecommunications failures, electronic break-ins and similar disruptions. Furthermore, Symon’s ability to conduct business on the internet may be affected by liability for online content, patent infringement and state and federal privacy laws.

In addition, Symon may now and in the future implement new systems to increase efficiencies and profitability. To manage growth of our operations and personnel, Symon will need to continue to improve and expand its operational and financial systems, internal controls and business processes. When implementing new or changing existing processes, Symon may encounter transitional issues and incur substantial additional expenses.

Experienced computer programmers and hackers, or even internal users, may be able to penetrate Symon’s network security and misappropriate Symon’s confidential information or that of third parties, including Symon’s customers, create system disruptions or cause shutdowns. In addition, employee error, malfeasance or other errors in the storage, use or transmission of any such information could result in a disclosure to third parties outside of Symon’s network. As a result, Symon could incur significant expenses addressing problems created by any such inadvertent disclosure or any security breaches of its network. Any compromise of customer information could subject Symon to customer or government litigation and harm its reputation, which could adversely affect our business and growth.

Symon’s products operate on the same network used by Symon’s customers for other aspects of their businesses, and Symon may be held responsible for defects or breakdowns in these networks if it is believed that such defects or breakdowns were caused by Symon’s products.

Symon’s products are operated across Symon’s customers’ proprietary networks, which are used to operate other aspects of these customers’ businesses. In these circumstances, any defect or virus that occurs on Symon’s products may enter a customer’s network, which could impact other aspects of the customer’s business. The impact on a customer’s business could be severe, and if Symon were held responsible, it could have an adverse effect on Symon’s customer relationships and on Symon’s operating results.

Symon may be unable to protect its trademarks or other intellectual property rights, which could harm its business.

Symon relies on certain trademark registrations and common law trademark rights to protect the distinctiveness of its brand. However, there can be no assurance that the actions that Symon has taken to establish and protect its trademarks will be adequate to prevent imitation of its trademarks by others or to prevent others from claiming that sales of its products infringe, dilute or otherwise violate third-party trademarks or other proprietary rights in order to block sales of Symon’s products.

The laws of certain foreign countries may not protect the use of unregistered trademarks to the same extent as do the laws of the United States. As a result, international protection of Symon’s image may be limited and Symon’s right to use its trademarks outside the United States could be impaired. Other persons or entities may have rights to trademarks that contain portions of Symon’s marks or may have registered similar or competing marks for digital signage in foreign countries. There may also be other prior registrations of trademarks identical or similar to Symon’s trademarks in other foreign countries. Symon’s inability to register its trademarks or purchase or license the right to use the relevant trademarks in these jurisdictions could limit Symon’s ability to penetrate new markets in jurisdictions outside the United States.

Litigation may be necessary to protect Symon’s trademarks and other intellectual property rights, to enforce these rights or to defend against claims by third parties alleging that Symon infringes, dilutes or otherwise violates third-party trademark or other intellectual property rights. Any litigation or claims brought by or against Symon, whether with or without merit, or whether successful or not, could result in substantial costs and diversion of Symon’s resources, which could have a material adverse effect on Symon’s business, financial condition, results of operations or cash flows. Any intellectual property litigation or claims against Symon could result in the loss or compromise of Symon’s intellectual property rights, could subject Symon to significant liabilities, require Symon to seek licenses on unfavorable terms, if available at all or prevent Symon from manufacturing or selling certain products, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Symon depends on key executive management and may not be able to retain or replace these individuals or recruit additional personnel, which could harm our business.

Symon depends on the leadership and experience of its key executive management. The loss of the services of any of its executive management members could have a material adverse effect on its business and prospects, as Symon may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. Symon believes that its future success will depend greatly on its continued ability to attract and retain highly skilled and qualified personnel. Symon’s inability to meet its staffing requirements in the future could impair our growth and harm our business.

Symon’s headquarters is located in Texas and, as a result, could be negatively impacted by tornadoes and other catastrophes.

Symon’s business operations depend on its ability to maintain and protect its facilities, computer systems, and personnel, which are primarily located in Plano, Texas. In addition, Symon manages its networks from its headquarters in Plano. Plano is located in an area that experiences frequent severe weather, including tornadoes. Should a tornado or other catastrophe, such as fires, floods, power loss, communication failure, terrorist acts or similar events, disable its facilities, its operations would be disrupted. While Symon has developed a backup and recovery plan, including a secondary location in Richardson, Texas, this secondary location could also be damaged.

Management’s Discussion and Analysis of Financial Condition and Results of Operation of Symon

Overview

Symon Communications, Inc. is a Delaware corporation that was founded in 1980. Symon’s earliest product offerings consisted of software and LED displays that were used by its customers to provide data center performance messaging to IT and help-desk personnel, alerting them to IT problems, current status, and resolutions.  Since its founding, Symon has evolved into a global provider of full-service digital signage solutions and enterprise-class media applications. Symon’s installations power more than one million digital signs and end-points and deliver real-time intelligent visual content that enhance the ways in which organizations communicate with their employees and customers.

Through its suite of products, which includes proprietary software, software-embedded media players, LED displays, maintenance and support services, subscription-based and custom creative content services, installation and training services and third-party displays, Symon offers its clients complete one-stop digital signage solutions.

Symon serves the key cross-industry markets of contact center, employee communications, and supply chain. In addition, Symon also serves the hospitality and gaming markets.  Overall, Symon has large concentrations of customers in the financial services, telecommunications, manufacturing, healthcare, pharmaceuticals, utilities, transportation industries, and in federal, state and local governments.

Symon differentiates itself from its competitors by providing comprehensive end-to-end solutions that integrate seamlessly with its customers’ IT infrastructures and data and security environments. As a result, Symon’s solutions are relied upon by over 70 percent of North American Fortune 100 companies and thousands of overall customers in locations worldwide. Symon believes that it is one of the largest integrated digital signage full-solution providers globally.

Symon’s headquarters are in Plano, Texas from which it conducts business with its customers located in North America. Symon also has an office located in Hemel Hempstead, United Kingdom, which serves customers in the United Kingdom, Western Europe, India, and the Middle East (“EMEA”). The office in Hemel Hempstead has a branch office in Dubai, United Arab Emirates.

Symon’s operating results may be affected by a variety of internal and external factors and trends described more fully in the section entitled “Risk Factors – Risks Related to the Business of Symon.”

On March 1, 2013, SCG and representatives of Symon entered into a Merger Agreement pursuant to which SCG will acquire Symon.

Revenue

Symon derives its revenue as follows:

Product sales -

•

Licenses to use its proprietary software products

•

Proprietary software-embedded media players

•

Proprietary LED displays

•

Third-party flat screen displays and other third-party hardware

Revenues from professional installation and training services

Revenues from customer support services -

•

Product maintenance services

•

Subscription-based and custom creative content services

Revenue is recognized as outlined in the “Critical Accounting Policies - Revenue Recognition” elsewhere in this section.

Cost of Revenue

The cost of revenue associated with product sales consist primarily of the costs of media players, the costs of third-party flat screen displays, and the operating costs of Symon’s assembly and distribution center. The cost of revenue of professional services is the salary and related benefit costs of Symon’s employees and travel costs of Symon’s personnel providing installation and training services.  The cost of revenue of maintenance and content services consists of the salary and related benefit costs of personnel engaged in providing maintenance and content services and the annual costs associated with acquiring data from third-party content providers.

Operating Expenses

Symon’s operating expenses are comprised of the following components:

•

Research and development (“R&D”) costs consist of salaries and related benefit costs of R&D personnel and expenditures to outside third-party contractors. To date, all R&D expenses are expensed as incurred.

•

Sales and marketing expenses include salaries and related benefit costs of sales personnel, sales commissions, travel by sales and sales support personnel, and marketing and advertising costs.

•

General and administrative expenses consist primarily of salaries and related benefit costs of executives, accounting, finance, administrative, and IT personnel. Also included in this category are other corporate expenses such as rent, utilities, insurance, professional service fees, office expenses, travel by general and administrative personnel, and meeting expenses.

•

Depreciation and amortization costs include depreciation of Symon’s office furniture, fixtures, and equipment and amortization of intangible assets.

Sales and marketing expenses and general and administrative expenses comprise the majority of Symon’s Operating Expenses. For the nine months ended October 31, 2012, these expenses comprised 40.9% and 40.2%, respectively, of total operating expenses. During this nine month period, research and development expenses were 11.2% of total operating expenses and depreciation and amortization expenses were 7.7% of total operating expenses.

Results of Operations

Comparison of the Nine Months ended October 31, 2012 to the Nine Months ended October 31, 2011

The following table summarizes Symon’s operating results for the nine months ended October 31, 2012 compared to the nine months ended October 31, 2011.

	Nine Months Ended October 31,		Changes from Previous Period
	2012	2011	Dollars	%

Revenue	$27,369,234	$29,764,200	$(2,394,966)	-8.0%
Cost Of Revenue	11,237,013	12,432,552	(1,195,539)	-9.6%
Gross Profit	16,132,221	17,331,648	(1,199,427)	-6.9%

Operating Expenses -
Research and development	1,498,249	1,530,651	(32,402)	-2.1%
Sales and marketing	5,470,117	5,540,234	(70,117)	-1.3%
General and administrative	5,376,430	5,402,178	(25,748)	-0.5%
Depreciation and amortization	1,026,914	1,098,607	(71,693)	-6.5%
Total Operating Expenses	13,371,710	13,571,670	(199,960)	-1.5%
Operating Income	2,760,511	3,759,978	(999,467)	-26.6%
Interest and Other - Net	(63,802)	(123,333)	59,531	48.3%
Income Before Income Taxes	2,696,709	3,636,645	(939,936)	-25.8%
Income Tax Expense	846,801	1,176,716	(329,915)	-28.0%
Net Income	$1,849,908	$2,459,929	$(610,021)	-24.8%

Revenue

Revenue was $27,369,234 and $29,764,200 for the nine months ended October 31, 2012 and 2011, respectively. This represents a $2,394,966 or 8.0% decrease in revenues for the nine months ended October 31, 2012. This decrease is partially attributable to the fact that a shipment to a customer in Saudi Arabia with assigned value of $1,525,000 had not cleared customs by October 31, 2012, and the related revenues could not be recognized because the products had not been delivered to the customer. These products cleared customs in November 2012 and the related revenue has been recorded by Symon in the fourth quarter.

Symon experienced a $1,583,522 or 16.7% decrease in sales of its proprietary software, software-embedded media players, and LED displays, and a decrease of $569,745 or 19.9% in sales of third-party products. This was primarily due to delays in receiving several customer orders that had been expected by October 31, 2012, but which were not received until November 2012. Symon also had a $370,049 or 7.5% decrease in professional services during the nine-month period ended October 31, 2012. A large portion of this decrease was caused by customer delays in installation projects. Revenue from maintenance and content services increased $128,350 or 1% during the nine-month period ended October 31, 2012. Symon continued to sell maintenance and content services with the majority of new orders and to renew a high percentage of customers’ maintenance and content services contracts.

During the nine months ended October 31, 2012 and 2011, Symon’s revenues were derived as follows.

	Nine Months Ended October 31,
	2012	2011
Revenue -
Products	37.2%	41.5%
Professional services	16.8%	16.7%
Maintenance & content	46.0%	41.8%
Total	100.0%	100.0%

The following table reflects Symon’s sales on a geographic basis.

	Nine Months Ended October 31,
	2012		2011
North America	$19,897,356	72.7%	$21,498,607	72.2%
EMEA	7,471,878	27.3%	8,265,593	27.8%
Total	$27,369,234	100.0%	$29,764,200	100.0%

North America and EMEA sales were $1,601,251 or 7.4% less and $793,715 or 9.6% less, respectively, in the nine months ended October 31, 2012 than in the nine months ended October 31, 2011.

Cost of Revenue

Cost of revenue totaled $11,237,013 for the nine months ended October 31, 2012 and $12,432,552 for the nine months ended October 31, 2011. This decrease in the total cost of revenue is primarily attributable to the decrease in product sales for the nine-month period. Symon’s overall gross margin on sales increased to 58.9% from 58.2%.

The following table summarizes Symon’s gross margins for the nine months ended October 31, 2012 and 2011.

	Nine Months Ended October 31,				Changes from Previous Period
	2012	%	2011	%	Dollars	%
Revenue -
Products	$10,194,272	37.2%	$12,347,539	41.5%	$(2,153,267)	-17.4%
Professional services	4,594,712	16.8%	4,964,761	16.7%	(370,049)	-7.5%
Maintenance & content	12,580,250	46.0%	12,451,900	41.8%	128,350	1.0%
Total	$27,369,234	100.0%	$29,764,200	100.0%	$(2,394,966)	-8.0%
Cost of Revenue -
Products	6,032,851	53.7%	7,400,776	59.5%	(1,367,925)	-18.5%
Professional services	3,307,023	29.4%	3,234,646	26.0%	72,377	2.2%
Maintenance & content	1,897,139	16.9%	1,797,130	14.5%	100,009	5.6%
Total	$11,237,013	100.0%	$12,432,552	100.0%	$(1,195,539)	-9.6%
Gross Margin -
Products	$4,161,421		$4,946,763
	40.8%		40.1%
Professional services	$1,287,689		$1,730,115
	28.0%		34.8%
Maintenance & content	$10,683,111		$10,654,770
	84.9%		85.6%

Operating Expenses

Operating expenses totaled $13,371,170 and $13,571,670 for the nine months ended October 31, 2012 and 2011, respectively. This represents a $200,500 decrease in operating expenses for the nine months ended October 31, 2012.

Research and development expenses were $32,402 less because Symon reduced its utilization of outside contractors. Sales and marketing expenses decreased $70,117 due primarily to lower sales commissions paid to sales personnel because of lower sales achievement. Depreciation and amortization expense decreased $71,693 primarily because certain intangible assets became fully amortized.

Interest and other – Net

Interest expense decreased significantly because Symon had repaid the vast majority of its bank debt by October 31, 2011.

Comparison of the Fiscal Year Ended January 31, 2012 to the Fiscal Year Ended January 31, 2011

The following table summarizes Symon’s operating results for the fiscal year ended January 31, 2012 compared to the fiscal year ended January 31, 2011.

	Fiscal Year Ended January 31,		Changes from Previous Year
	2012	2011	Dollars	%
Sales	$40,826,490	$39,710,521	$1,115,969	2.8%
Cost Of Revenue	17,195,168	15,978,531	1,216,637	7.6%
Gross Profit	23,631,322	23,731,990	(100,668)	-.4%

Operating Expenses -
Research and development	1,994,581	2,489,844	(495,263)	-19.9%
Sales and marketing	7,474,354	8,212,914	(738,560)	-9.0%
General and administrative	6,740,205	7,728,410	(988,205)	-12.8%
Depreciation & amortization	1,369,747	2,279,096	(909,349)	-39.9%
Total Operating Expenses	17,578,887	20,710,264	(3,131,377)	-15.1%
Operating Income	6,052,435	3,021,726	3,030,709	100.3%
Interest and Other	(212,262)	(385,234)	172,972	44.9%
Income Before Income Taxes	5,840,173	2,636,492	3,203,681	121.5%
Income Tax Expense	1,913,881	871,061	1,042,820	119.7%
Net Income	$3,926,292	$1,765,431	$2,160,861	122.4%

Revenue

Revenue was $40,826,490 and $39,710,521 for the fiscal year ended January 31, 2012 and the fiscal year ended January 31, 2011, respectively. This represents a $1,115,969 or 2.8% increase in revenue. A large portion of this increase was attributable to the sales generated by Symon’s office in Dubai, United Arab Emirates, which was opened in August 2009. This office sells products and services to customers in the Middle East.

Overall, Symon realized a $287,227 or 1.7% increase in product sales. This net sales increase in product sales was primarily attributable to a $646,885 or 18.0% increase in sales of third-party products by Symon’s office in Dubai and United Arab Emirates. This increase was offset by a $359,658 or 2.7% decrease in sales of Symon’s proprietary software, software-embedded media players, and LED displays. In addition, Symon realized a $409,242 or 6.2% increase in professional services, and a $420,779 or 2.6% increase in maintenance and content services revenues.

During the fiscal years ended January 31, 2012 and 2011, Symon’s revenue was derived as follows.

	Fiscal Year Ended January 31,
	2012	2011
Revenue -
Products	41.8%	42.2%
Professional services	17.1%	16.6%
Maintenance & content	41.1%	41.2%
Total	100.0%	100.0%

The following table reflects Symon’s sales on a geographic basis.

	Fiscal Year Ended January 31,
	2012		2011
North America	$29,610,611	72.5%	$30,430,458	76.6%
EMEA	11,215,879	27.5%	9,280,063	23.4%
Total	$40,826,490	100.0%	$39,710,521	100.0%

North American sales were $819,847 or 2.7% less and EMEA sales were $1,935,816 or 20.9% higher in the fiscal year ended January 31, 2012. The increase in EMEA sales was primarily attributable to sales generated by Symon’s office in Dubai, United Arab Emirates.

Cost of Revenue

Cost of revenue totaled $17,195,168 for the fiscal year ended January 31, 2012 and $15,978,531 for the fiscal year ended January 31, 2011. This increase in the total cost of revenue was due to the costs associated with increased product sales. Symon’s overall gross margin on sales decreased to 57.9% from 59.8%.

The following table summarizes Symon’s gross margins for the fiscal years ended January 31, 2012 and 2011.

	Fiscal Year Ended January 31,				Changes from Previous Year
	2012	%	2011	%	Dollars	%
Revenue -
Products	$17,050,285	41.8%	$16,763,058	42.2%	$287,227	1.7%
Professional services	6,988,313	17.1%	6,580,350	16.6%	407,963	6.2%
Maintenance & content	16,787,892	41.1%	16,367,113	41.2%	420,779	2.6%
Total	$40,826,490	100.0%	$39,710,521	100.0%	$1,115,969	2.8%

Cost of Revenue -
Products	$10,034,866	58.4%	$8,916,616	55.8%	$1,118,250	12.5%
Professional services	4,729,414	27.5%	4,618,217	28.9%	111,197	2.4%
Maintenance & content	2,430,888	14.1%	2,443,698	15.3%	(12,810)	.1%
Total	$17,195,168	100.0%	$15,978,531	100.0%	$1,216,637	7.6%

Gross Margin -
Products	$7,015,419		$7,846,442
	41.1%		46.8%
Professional services	$2,258,899		$1,962,133
	32.3%		29.8%
Maintenance & content	$14,357,004		$13,923,415
	85.5%		85.1%

Operating Expenses

Operating expenses totaled $17,578,887 and $20,710,264 for the fiscal year ended January 31, 2012 and the fiscal year ended January 31, 2011, respectively. This represents a $3,131,377 decrease in operating expenses during the fiscal year ended January 31, 2012. The major fluctuations in operating expenses were as follows.

•

Research and development expenses were $495,263 or 19.9% less due to fewer R&D personnel and reduced use of outside contractors.

•

Sales and marketing expenses were $738,560 or 9.0% lower primarily due to a reduction in sales salaries and commissions of $563,276 or 8.4% and a reduction in advertising and marketing expenses of $201,128 or 29.5%.

•

General and administrative expenses were $988,205 or 12.8% lower due to a reduction in personnel.

•

Depreciation and amortization was $909,349 or 39.9% less primarily due to the fact that certain intangible assets became fully amortized.

Interest and other – Net

Interest expense decreased significantly in the fiscal year ended January 31, 2012 because Symon had repaid the vast majority of its bank debt by October 31, 2011.

Liquidity and Capital Resources

Symon’s primary source of liquidity is cash generated from the sales of products and services to its global customers. Symon’s primary uses of cash are payments of operating expenses, purchases of inventory, and capital expenditures.  We believe that cash generated from sales will be sufficient to meet working capital requirements and anticipated capital expenditures for at least the next twelve months.

At October 31, 2012, Symon’s cash and cash equivalents balance was $5,782,320. This represents an increase of $1,945,629 and $2,427,593 when compared to January 31, 2012 and 2011, respectively. These increases were due to increasing sales over the two-year period, more effective collection of accounts receivable, and tight cost controls.

The cash balance at October 31, 2012 included cash and cash equivalents of $3,198,246 in bank accounts of our subsidiary located outside the United States. We currently plan to use this cash to fund our on-going foreign operations. If we were to repatriate the cash held by our subsidiary located outside the United States, we may incur tax liabilities.

At October 31, 2012, Symon had no outstanding bank debt. Symon’s bank line of credit of $2,000,000 is collateralized by substantially all the assets of Symon.

Symon has generated and used cash as follows:

	Nine Months Ended October 31,		Fiscal Year Ended January 31,
	2012	2011	2012	2011
Operating cash flow	$2,290,566	$3,786,133	$6,119,897	$4,613,036
Investing cash flow	(398,379)	(253,302)	(616,581)	(560,550)
Financing cash flow	0	(4,700,000)	(5,000,000)	(6,500,000)

Operating Activities

The decrease in cash from operating activities for the nine months ended October 31, 2012 as compared to the nine months ended October 31, 2011 was primarily due to lower sales and profitability in the nine-month period ended October 31, 2012.

The increase in cash from operating activities for the fiscal year ended January 31, 2012 as compared to the fiscal year ended January 31, 2011 was primarily due to higher sales and profitability in the fiscal year ended January 31, 2012.

Investing Activities

The increase in cash used in the nine months ended October 31, 2012 as compared to the nine months ended October 31, 2011 was due to higher capital expenditures in the nine-month period ended October 31, 2012.

The increase in cash used in the fiscal year ended January 31, 2012 as compared to the fiscal year ended January 31, 2011 was due to higher capital expenditures in the fiscal year ended January 31, 2012. Symon also made payments to a former stockholder in the fiscal years ended January 31, 2011 and 2012 in connection with a previous business combination.

Financing Activities

Cash used in financing activities were payments of Symon’s outstanding bank debt, which was incurred at the time of our being acquired by affiliates of Golden Gate Capital. The bank debt was paid off in advance of its maturity date.

Critical Accounting Policies

The significant accounting policies of Symon are described in Note 1 of Symon’s consolidated financial statements included elsewhere in the Form 8-K. Symon’s financial statements are prepared in conformity with accounting principles generally accepted in the United States. Certain accounting policies involve significant judgments, assumptions, and estimates by management that could have a material impact on the carrying value of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable are comprised of sales made primarily to entities located in the United States, EMEA and Asia. Accounts receivable are recorded at the invoiced amounts and do not bear interest. The allowance requires judgment and is reviewed monthly and Symon establishes reserves for doubtful accounts on a case-by-case basis based on historical collection experience and a current review of the collectability of accounts. Our collection experience has been consistent with our estimates.

Inventory

Inventory consists primarily of software-embedded smart products, electronic components, computers and computer accessories. Inventories are stated at the lower of average cost or market. Reserves for slow moving and obsolete inventories require judgment and are provided based on historical experience and estimated future usage.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net identifiable assets acquired in a purchase business combination and is tested annually for impairment or tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying value exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, Symon determines the fair value of a reporting unit and compares it to its carrying value. Second, if the carrying value of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. The fair values calculated in our impairment tests are determined using discounted cash flow models involving several assumptions. These assumptions include, but are not limited to, anticipated operating income growth rates, our long-term anticipated operating income growth rate and the discount rate. Our cash flow forecasts are based on assumptions that are consistent with the plans and estimates we are using to manage the underlying businesses. The assumptions that are used are based upon what we believe a hypothetical marketplace participant would use in estimating fair value. We evaluate the reasonableness of the fair value calculations of our reporting units by comparing the total of the fair value of all of our reporting units to our total market capitalization. We base our fair value estimates on assumptions we believe to be reasonable but that are unpredictable and inherently uncertain.

Intangible assets include software, customer relationships, trademarks and trade names, and covenants not-to-compete acquired in purchase business combinations. Certain trademarks and trade names have been determined to have an indefinite life and are not amortized. Software, customer relationships, and definite lived trademarks and trade names are amortized on a straight-line basis, which approximates the customer attrition for customer relationships, over their estimated useful lives. Covenants not-to-compete are amortized over the non-compete period.

The definite lived intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The impairment evaluation involves testing the recoverability of the asset on an undiscounted cash-flow basis, and, if the asset is not recoverable, recognizing an impairment charge, if necessary, to reduce the asset's carrying amount to its fair value.  Intangible assets that have indefinite lives are evaluated for impairment annually and on an interim basis as events and circumstances warrant by comparing the fair value of the intangible asset with its carrying amount.

Symon’s acquired Intangible Assets with definite lives are being amortized as follows:

Acquired Intangible Asset:	Amortization Period:
Software	5 years
Customer relationships	7 to 10 years
Tradenames	5 to 10 years
Covenant Not-To-Compete	5 years

Impairment of Long-lived Assets

In accordance with ASC 360, Property, Plant, and Equipment, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted net cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset.

Income Taxes

Symon accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. We measure deferred tax assets and liabilities using enacted tax rates expected to be applied to taxable income in the years in which those differences are expected to be recovered or settled. We recognize in income the effect of a change in tax rates on deferred tax assets and liabilities in the period that includes the enactment date.

As a result of our operations in non-U.S. countries, our global tax rate is derived from a combination of applicable tax rates in the various jurisdictions in which we operate. We base our estimate of an annual effective tax rate at any given point in time on a calculated mix of the tax rates applicable to our company and to estimates of the amount of income to be derived in any given jurisdiction.

Under ASC 740, Income Taxes (“ASC 740”), Symon recognizes the effect of uncertain tax positions, if any, only if those positions are more likely than not of being realized. It also requires Symon to accrue interest and penalties where there is an underpayment of taxes, based on management’s best estimate of the amount ultimately to be paid, in the same period that the interest would begin accruing or the penalties would first be assessed. Symon maintains accruals for uncertain tax positions until examination of the tax year is completed by the applicable taxing authority, available review periods expire or additional facts and circumstances cause us to change our assessment of the appropriate accrual amount. U.S. income taxes have not been provided on $2.6 million of undistributed earnings of foreign subsidiaries as of January 31, 2012. Symon reinvests earnings of foreign subsidiaries in foreign operations and expects that future earnings will also be reinvested in foreign operations indefinitely. Significant judgment is required to evaluate uncertain tax positions. We file our tax returns based on our understanding of the appropriate tax rules and regulations. However, complexities in the tax rules and our operations, as well as positions taken publicly by the taxing authorities, may lead us to conclude that accruals for uncertain tax positions are required. Changes in facts and circumstances could have a material impact on our effective tax rate and results of operations.

Revenue Recognition

Symon recognizes revenue primarily from these sources:

•

Products

•

Professional services

•

Maintenance and content services

Symon recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred, which is when product title transfers to the customer, or services have been rendered; (iii) customer payment is deemed fixed or determinable and free of contingencies and significant uncertainties; and (iv) collection is probable. Symon assesses collectability based on a number of factors, including the customer’s past payment history and its current creditworthiness. If it is determined that collection of a fee is not reasonably assured, Symon defers the revenue and recognizes it at the time collection becomes reasonably assured, which is generally upon receipt of cash payment. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period. Sales and use taxes are reported on a net basis, excluding them from revenue and cost of revenue.

Multiple-element arrangements

Product consists of our proprietary software and hardware equipment. We consider the sale of our software more than incidental to the hardware as it is essential to the functionality of the product and is classified as part of our products. Symon enters into multiple-product and services contracts, which may include any combination of equipment and software products, professional services, maintenance and content services.

Prior to February 1, 2011, Symon recognized revenue in accordance with the provisions of ASC 985-605, Software Revenue Recognition. Revenue was allocated among the multiple-elements based on vendor-specific objective evidence (“VSOE”) of fair value of the undelivered elements and the application of the residual method for arrangements in which we have established VSOE of fair value for all undelivered elements.

VSOE of fair value is considered the price a customer would be required to pay if the element was sold separately based on our historical experience of stand-alone sales of these elements to third parties. For maintenance and content services we used renewal rates for continued support arrangements to determine fair value. In situations where we had fair value of all undelivered elements but not of a delivered element, we applied the “residual method.” Under the residual method, if the fair value of the undelivered elements is determinable, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered element(s) and is recognized as revenue assuming the other revenue recognition criteria are met.

On February 1, 2011, Symon adopted an accounting update regarding revenue recognition for multiple  arrangements, referred to as multiple element arrangements (“MEAs”) and an accounting update for certain revenue arrangements that include tangible products containing essential software on a prospective basis for applicable transactions originating or materially modified after February 1, 2011.

MEAs are arrangements with customers which include multiple deliverables, including a combination of equipment and services. The deliverables included in the MEAs are separated into more than one unit of accounting when (i) the delivered equipment has value to the customer on a stand-alone basis, and (ii) delivery of the undelivered service element(s) is probable and substantially in our control. Revenue from arrangements for the sale of tangible products containing both software and non-software components that function together to deliver the product’s essential functionality requires allocation of the arrangement consideration to the separate deliverables using the relative selling price (“RSP”) method for each unit of accounting based first on VSOE if it exists, second on third-party evidence (“TPE”) if it exists, and on estimated selling price (“ESP”) if neither VSOE or TPE of selling price of our various applicable tangible products containing essential software products and services. Symon establishes the pricing for our units of accounting as follows:

•

VSOE— For certain elements of an arrangement, VSOE is based upon the pricing in comparable transactions when the element is sold separately. Symon determines VSOE based on our pricing and discounting practices for the specific product or service when sold separately, considering geographical, customer, and other economic or marketing variables, as well as renewal rates or standalone prices for the service element(s).

•

TPE— If Symon cannot establish VSOE of selling price for a specific product or service included in a multiple-element arrangement, we use third-party evidence of selling price. Symon determines TPE based on sales of comparable amounts of similar products or services offered by multiple third parties considering the degree of customization and similarity of the product or service sold.

•

ESP— The estimated selling price represents the price at which we would sell a product or service if it were sold on a stand-alone basis. When VSOE or TPE does not exist for an element, Symon determines ESP for the arrangement element based on sales, cost and margin analysis, as well as other inputs based on its pricing practices. Adjustments for other market and Company-specific factors are made as deemed necessary in determining ESP.

Symon prospectively adopted the new rules and the adoption of the amended revenue recognition rules, consisting primarily of the change from the residual method to the RSP method to allocate the arrangement fee, did not significantly change the timing of revenue recognition nor did it have a material impact on the consolidated financial statements for the year ended January 31, 2012. Symon cannot reasonably estimate the effect of adopting these standards on future financial periods as the impact will vary depending on the nature and volume of new or materially modified sales arrangements in any given period.

Upon the adoption of the new revenue recognition rules Symon re-evaluated its allocation of revenue and determined that it still had similar units of accounting and nearly all of its products and services qualify as separate units of accounting. Symon has established VSOE for its professional services and maintenance and content services of accounting based on the same criteria as previously used under the software revenue recognition rules.

Previously, Symon rarely sold its product without maintenance and therefore the residual value of the sales arrangement was allocated to the products. Symon now uses the estimated selling price to determine the relative sales price of its products. Revenue for elements that cannot be separated is recognized once the revenue recognition criteria for the entire arrangement has been met or over the period that our last remaining obligation to perform is fulfilled. Consideration for elements that are deemed separable is allocated to the separate elements at the inception of the arrangement on the basis of their relative selling price and recognized based on meeting authoritative criteria.

Judgment is required in the determination of company-specific objective evidence of fair value, which may impact the timing and amount of revenue recognized depending on whether company-specific objective evidence of fair value can be demonstrated for the undelivered elements of an arrangement and the approaches used to demonstrate company-specific objective evidence of fair value.

Our process for determining ESPs involves management’s judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable. If the facts and circumstances underlying the factors considered change, our ESPs and the future rate of related maintenance could change.

Product revenue

Symon recognizes revenue on product sales generally upon shipment of the product or customer acceptance depending upon contractual arrangements with the customer. Shipping charges billed to customers are included in sales and the related shipping costs are included in cost of sales.

Professional services revenue

Professional services consist primarily of installation and training services. Installation fees are recognized either on a fixed-fee basis or on a time-and-materials basis. For time-and materials contracts, Symon recognizes revenue as services are performed. For fixed-fee contracts, Symon recognizes revenue upon completion of the installation which is typically completed within five business days. Such services are readily available from other vendors and are not considered essential to the functionality of the product. Training services are also not considered essential to the functionality of the product and have historically been insignificant; the fee allocable to training is recognized as revenue as we perform the services.

Maintenance and content services revenue

Maintenance support consists of hardware maintenance and repair and software support and updates. Software updates provide customers with rights to unspecified software product upgrades and maintenance releases and patches released during the term of the support period. Support includes access to technical support personnel for software and hardware issues. Content services consist of providing customers live and customized news feeds.

Maintenance and content services revenue is recognized ratably over the term of the contracts, which is typically one to three years. Maintenance and support is renewable by the customer annually. Rates, including subsequent renewal rates, are typically established based upon specified rates as set forth in the arrangement. Symon’s hosting support agreement fees are based on the level of service provided to its customers, which can range from monitoring the health of a customer’s network to supporting a sophisticated web-portal.

Research and Development Costs

Research and development costs incurred prior to the establishment of technological feasibility of the related software product are expensed as incurred. After technological feasibility is established, any additional software development costs are capitalized in accordance with ASC 985-20, Costs of Software to be Sold, Leased, or Marketed. Symon believes its process for developing software is essentially completed concurrent with the establishment of technological feasibility and, accordingly, no software development costs have been capitalized to date.

Net Income per Share

Basic net income per share for each class of participating common stock, excluding any dilutive effects of stock options, warrants and unvested restricted stock, is computed by dividing net income available to the common stockholders, based upon their distribution rights, by the weighted average number of common shares outstanding for the period. Diluted income per share is computed similar to basic; however diluted income per share reflects the assumed conversion of all potentially dilutive securities. There are no stock options, warrants, or other dilutive equity instruments outstanding.

Recently Issued Accounting Standards

In December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2010-28-Intangibles-Goodwill and Other (Topic 350):  When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (a consensus of the FASB Emerging Issues Task Force).  The amendments in this update modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts.  For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists.  In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist.

The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.  For Symon, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  The adoption of Accounting Standards Update 2010-28 is not expected to result in any significant changes for Symon.

In June 2011, the FASB issued amended disclosure requirements for the presentation of comprehensive income. The amended guidance eliminates the option to present components of other comprehensive income (“OCI”) as part of the statement of changes in equity. Under the amended guidance, all changes in OCI are to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive financial statements. Symon adopted these changes in 2011 and applied retrospectively for all periods presented. Such adoption did not have material effect on Symons financial position or results of operations as it related only to changes in financial statement presentation.

In July 2012, the accounting standard update regarding testing of intangible assets for impairment was issued. This standard update allows companies the option to perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. An entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more likely than not the asset is impaired. The adoption of this standard is not expected to have a significant impact on the consolidated financial statements.

Management of Symon

Set forth in the table below are the names, ages and positions of each of Symon’s executive officers as of December 31, 2012:

Name	Age	Title
Charles H. Ansley	67	President & Chief Executive Officer
William G. Cole	66	Chief Financial Officer
Mike Cavender	65	Senior Vice President of Client Services and Human Resources
Steve McCullough	48	Senior Vice President North American Sales
Dan Horgan	42	Managing Director
Todd Sutherland	43	Vice President, Development

Charles Ansley has been the Chief Executive Officer of Symon since 2002. Charles has also served on Symon’s Board of Directors and as a member of Symon’s Compensation Committee since 1997. Prior to joining Symon, Mr. Ansley was President of U.S. Information Solutions for Electronic Data Systems (“EDS”) from 1999 until 2002.  Prior to that, Mr. Ansley served as Group Executive leading, EDS’s Communications Industry Group from 1997 until 1999.  Prior to joining EDS, Mr. Ansley served as Senior Vice President of Sales and Services for DSC Communications in 1996. Mr. Ansley was a corporate officer at AT&T from 1994 until 1995, serving as Vice President of Client Services and Marketing of the AT&T Solutions unit focused on the I/T integration and network outsourcing marketplace.  Prior to joining AT&T, Mr. Ansley had a 26 year career at IBM, where he held successive senior-level roles in general management, sales, marketing, and business development in both IBM and IBM Global Services.  Mr. Ansley served as Executive Vice President and on the Executive Committee of the Digital Screenmedia Association (the “DSA”) and remains a member of the DSA Advisory Board. Mr. Ansley also currently serves on the Board of the Metroplex Technology Business Council in the Dallas-Fort Worth area and on the Advisory Board of the School of Management at the University of Texas at Dallas.  Mr. Ansley earned a B.S. in Business Management and an M.B.A. in Computer Science from Texas A&M University.

William Cole has been Symon’s Chief Financial Officer since 1997. Prior to joining Symon, Mr. Cole served as the Chief Financial Officer for two insurance brokerage firms specializing in the placement of insurance coverage for oil and gas exploration and services companies.  Prior to that, Mr. Cole spent 17 years with the international accounting firm of Deloitte & Touche LLP, including seven years as a partner. Mr. Cole is a Certified Public Accountant in Texas and Louisiana.  Mr. Cole earned a B.S. in Accounting from Mississippi State University and a Master of Business Administration degree from Louisiana State University.

Mike Cavender has been Symon’s Senior Vice President of Client Services and Human Resources since 2006.  Prior to joining Symon, Mr. Cavender was an executive with EDS, where he held various positions in Human Resources, Benefits, Operations, Sales, Alliances and Portfolio Management between 1989 and 2006.  Prior to joining EDS, Mr. Cavender was President of Dallas Challenge, a behavioral healthcare firm, from 1985 until 1989.  Mr. Cavender earned a B.A. and Master’s degree from The University of North Texas.

Steve McCullough has been the Senior Vice President of Sales of Symon since February 2011. Prior to that, Mr. McCullough was the General Manager of Symon Dacon, Symon's international operation, from May 2008 to January 2011; Area Director of Sales from January 2005 to April 2008; and Regional Sales Manager from 2000 to 2004. From 1998 to 2000, Mr. McCullough was Founder and Principal of Xperio Solutions, Inc., a sales and service consultancy focused on early stage technology companies, and from 1996 to 1998 he was Vice President of Sales and Marketing for Support Technologies, Inc., a leading consulting and outsourcing provider to the technical support and call center industry.  Mr. McCullogh attended Georgia State University.

Daniel Horgan has been the Managing Director at Symon Dacon Ltd since February 2012. Before being appointed Managing Director, Mr. Horgan was Symon’s EMEA Sales Director from 2008 until February 2012. Prior to joining Symon, Mr. Horgan was EMEA Channel Development Manager at Dacon Electronics PLC from October 2000 until November 2003. Mr. Horgan has over 15 years of software, telecommunications and intelligent visual solutions experience. Mr. Horgan earned a Certificate of Pre-Vocational Education in business and finance from Lord Williams’s, Thame, Oxford, United Kingdom.

Todd Sutherland has been Vice President of Development of Symon since March 2011.  Since joining Symon in December 1996, Mr. Sutherland has held a number of positions, including Director of Development Operations, Development Team Leader, Manager of Documentation and Senior Software Developer, most recently, Mr. Sutherland was Director of Development from January 2007 until March 2011.  Prior to joining Symon, Mr. Sutherland was a Senior Software Developer at DacEasy, an accounting software company, from 1995 until 1996.  Mr. Sutherland was a Software Developer at Cybertek, from 1992 until 1995, where he wrote and maintained insurance proposal software.  Mr. Sutherland earned a B.S. in Computer Science from Texas State University.

Item 8.01.     Other Events.

On March 1, 2013, SCG and Symon issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.     Financial Statements and Exhibits.

(a)

Financial Statements of Business Acquired.

Symon Holdings Corporation:

(i)

Report of Independent Registered Public Accounting Firm

(ii)

Consolidated Balance Sheets as of January 31, 2012 and 2011

(iii)

Consolidated Statements of Income and Comprehensive Income for the years ended January 31, 2012 and 2011

(iv)

Consolidated Statements of Stockholders’ Equity for the years ended January 31, 2012 and 2011

(v)

Consolidated Statements of Cash Flows for the years ended January 31, 2012 and 2011

(vi)

Notes to Consolidated Financial Statements

(vii)

Condensed Consolidated Balance Sheets as of October 31, 2012 (Unaudited) and January 31, 2012

(viii)

Condensed Consolidated Statements of Income and Comprehensive Income for the nine months ended October 31, 2012 and 2011 (Unaudited)

(ix)

Condensed Consolidated Statements of Cash Flows for the nine months ended October 31, 2012 and 2011 (Unaudited)

(x)

Notes to Unaudited Condensed Consolidated Financial Statements

(b)

Pro Forma Financial Information.

(i)

Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2012

(ii)

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2012

(iii)

Notes to Unaudited Condensed Combined Pro Forma Financial Information

(d)

Exhibits.

Exhibit Number	Exhibit
2.1

Agreement and Plan of Merger, dated as of March 1, 2013, by and among SCG Financial Acquisition Corp., SCG Financial Merger III Corp., Symon Holdings Corporation and Golden Gate Capital Investment Fund II, L.P., solely in its capacity as Securityholders’ Representative*

10.1	Financing commitment letter, dated March 1, 2013, between SCG Financial Acquisition Corp. and The Donald R. Wilson, Jr. 2002 Trust
99.1	Joint Press Release issued by SCG and Symon, dated March 1, 2013
99.2	Consolidated financial statements of Symon Holdings Corporation
99.3	Unaudited Condensed Combined Pro Forma Financial Information
* SCG hereby agrees to provide the SEC, upon request, copies of any omitted exhibits or schedules to this exhibit required by Item 601(b)(2) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: March 1, 2013

SCG FINANCIAL ACQUISITION CORP.

By:  /s/ Gregory H. Sachs

Name: Gregory H. Sachs

Title: Chairman, President and

Chief Executive Officer

Exhibit Index

Exhibit Number	Exhibit
2.1

Agreement and Plan of Merger, dated as of March 1, 2013, by and among SCG Financial Acquisition Corp., SCG Financial Merger III Corp., Symon Holdings Corporation and Golden Gate Capital Investment Fund II, L.P., solely in its capacity as Securityholders’ Representative*

10.1	Financing commitment letter, dated March 1, 2013, between SCG Financial Acquisition Corp. and The Donald R. Wilson, Jr. 2002 Trust
99.1	Joint Press Release issued by SCG and Symon, dated March 1, 2013
99.2	Consolidated financial statements of Symon Holdings Corporation
99.3	Unaudited Condensed Combined Pro Forma Financial Information
* SCG hereby agrees to provide the SEC, upon request, copies of any omitted exhibits or schedules to this exhibit required by Item 601(b)(2) of Regulation S-K.